Exhibit 99.1    Press Release issued by the Company dated January 31, 2005.

Pep Boys Announces Restatement of its Accounting for Leases and Related Depreciation

        - No Effect on Future or Historical Cash Flows -

PHILADELPHIA - January 31, 2005 - The Pep Boys - Manny, Moe & Jack (NYSE: PBY), the nation's leading full-service automotive aftermarket chain, announced that following a review of its lease-related accounting policies, the Company is correcting its computation of depreciation, straight-line rent expense and the related deferred rent liability. Historically, when accounting for leases with renewal options, the Company has depreciated its buildings, leasehold improvements and other long-lived assets on those properties over a period that included both the initial lease term and all option periods (or the useful life of the assets, if shorter). The Company recorded the rent expense on a straight-line basis over the initial lease term, commencing when actual rent payments began.

The Company believed, as confirmed by the unqualified opinions expressed by our independent auditors, that it was using accounting practices for leases and related depreciation, as applied consistently over more than a decade, in accordance with GAAP. No relevant leases have been entered into since 2001.

The Company, in consultation with its independent registered public accounting firm, Deloitte & Touche LLP, has now determined to use a consistent lease period (generally, the initial lease term) when calculating depreciation of long-lived assets on leased properties and straight-line rent expense. Straight-line rent expense will commence on the date when the Company becomes legally obligated for the rent payments.

These corrections will result in non-cash adjustments, similar to those recently announced by several restaurant and retail companies, and will not have any impact on:

        -previously reported cash flows, cash balances, sales or comparable sales

        -timing or amount of any actual lease payment or tax liability

        -compliance with any financial covenant under its revolving credit facility or other debt instruments

        -the current economic value of the Company's leaseholds or the underlying value of the Company's real estate assets.

The primary effect of the corrections will be to accelerate the depreciation of long-lived assets on leased properties where the initial lease term is shorter than the estimated useful economic life of those assets. The Company estimates that the cumulative effect of the restatement through the nine months ended October 30, 2004 will be to reduce retained earnings by approximately
$52 million, or shareholders' equity per common share by $0.80, reflecting increased accumulated depreciation and deferred lease liability and decreased deferred taxes. Further, the Company estimates that annual non-cash after-tax expense will increase by approximately $0.05 per fully diluted share going forward. Future cash flows will not be affected.

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These estimates are subject to change as the Company completes its preparation of the restated financial statements. The Company will amend the appropriate filings with the Securities and Exchange Commission to include restated financial statements for the three-year period ended January 31, 2004 and for the first three quarters of fiscal 2004 to reflect these matters. As a result of the restatement, the financial statements contained in the Company's prior filings with the SEC should no longer be relied upon.

Management will discuss the restatement on a conference call and simultaneous webcast today, January 31, 2005 at 9:00 AM EST. The webcast can be accessed via www.vcall.com or from the Company's homepage at www.pepboys.com.

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Pep Boys has 595 stores and more than 6,000 service bays in 36 states and
Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 - PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. The word "guidance," "expect," "anticipate," "estimates," "forecasts" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management's expectations regarding the restatement of its historical financial statements, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company's actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers' ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company's stores, competitive pricing, the location and number of competitors' stores, product and labor costs and the additional factors described in the Company's filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


Contact:
Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Bill Furtkevic, 215-430-9676
Internet: http://www.pepboys.com

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